EXHIBIT 99

NEWS                                             EMRISE
                                                 CORPORATION
                                                 9485 Haven Avenue Suite 100
                                                 Rancho Cucamonga, CA 91730
                                                 (909) 987-9220 o (909) 987-5186
                                                 www.emrise.com

================================================================================
FOR IMMEDIATE RELEASE

CONTACT:
Randolph D. Foote, CFO                                    Matt Hayden/Brett Maas
EMRISE CORPORATION                                        Hayden Communications
(909) 987-9220 ext. 3201                                  843-272-4653

              EMRISE CORPORATION ANNOUNCES RECORD FINANCIAL RESULTS
                     FOR 2004 FOURTH QUARTER AND FULL YEAR

               FULL YEAR REVENUE INCREASED 17%; NET INCOME UP 27%
            FOURTH QUARTER REVENUE INCREASED 48%; NET INCOME UP 248%

RANCHO CUCAMONGA, CALIFORNIA, March 31, 2005 - EMRISE CORPORATION (OTCBB: EMRI), a multi-national manufacturer of defense and aerospace electronic components and subsystems and communications equipment, today announced record financial results for the fourth quarter and fiscal year ended December 31, 2004.

For the quarter, the Company reported revenue of $9.8 million, an increase of 48% compared to the $6.6 million reported in the fourth quarter of 2003. The increase in revenues was primarily due to a $1.5 million increase in test equipment sales and the inclusion of $2 million of sales attributable to our acquisition of Larus Corporation (Larus) which was partially offset by a $628,000 decrease in sales of power supplies. The Company reported gross profit of $4.8 million, up 61% compared to $3.0 million for the fourth quarter of 2003. Selling, general and administrative expenses were $3.5 million, an increase of 52% from the $2.3 million reported for the fourth quarter of 2003, reflecting higher administrative expense primarily due to the addition of our recently acquired Larus administrative expenses and management incentives which were deferred to the 4th quarter. In addition we incurred planned increases in sales and marketing expenses. Engineering and product development expenses were $488,000 compared to $254,000 reported for the fourth quarter of 2003, reflecting the Company's ongoing commitment to new product development. As a percentage of revenues, engineering and product development expenses were 5.0% for the fourth quarter of 2004 and 3.9% for the fourth quarter of 2003. The Company reported net income of $883,000 compared to net income of $254,000 for the fourth quarter of 2003. Net income for the fourth quarter of 2004 was $0.04 per basic and $0.03 per diluted share, compared to $0.01 per basic and diluted share for the fourth quarter of 2003.

                                     -more-

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Among other factors, the fourth quarter of 2004 reflects increased auditing and legal fees, the inclusion of Larus into earnings and increased test instrument sales to a regional bell operating company as announced in December 2004.

For the 2004 full year, revenue was $29.9 million, up 17% compared to $25.5 million reported for the 2003 full year. The increase in sales for 2004 was primarily due to a 56% increase in sales of the Company's communications equipment products and services, including $3.4 million in sales attributable to the Company's Larus acquisition. Gross profit was $13.7 million, up 27% compared to $10.7 million reported for 2003. Selling, general and administrative expenses were $10.2 million, a 30% increase compared to $7.8 million for 2003. The 2004 general and administration portion included expenses related to implementing Sarbanes-Oxley requirements, as well as expenses from Larus acquired during 2004, that were not present in 2003. The Company also recorded planned selling expense increases across almost all operating units. Engineering and product development expenses were $1.5 million, or 5% of sales for 2004, compared to $951,000, or 3.7% of sales, for 2003, reflecting a higher planned commitment to product development, especially for digital and rotary switches and communications products. Net income was $1.5 million, a 25% increase from the $1.2 million reported for 2003. Net income per share was $0.06 per basic and diluted share, compared to $0.05 per basic and diluted share for 2003.

For 2004, the Company reported $1.0 million, or 4%, organic revenue growth, and $3.4 million in revenue growth due to the Larus acquisition completed in July 2004.

The Company's cash flow from operations for 2004 was $3.8 million, up 263% from the $1.0 million reported for fiscal 2003. The Company's cash position decreased to $1.06 million as of December 31, 2004 compared to $1.17 million as of December 31, 2003, primarily due to payment of the cash portion and associated costs of acquiring Larus. The Company's working capital position was $4.8 million as of December 31, 2004 compared to $5.7 million as of December 31, 2003 due to the payment of approximately $1.5 million net cash portion of the Larus purchase price and costs incurred in the acquisition. The Company's backlog remained strong at $7.7 million at December 31, 2004, compared to $9.6 million at December 31, 2003. Stockholders' equity increased 38% to $10.9 million as of December 31, 2004 from $7.9 million as of December 31, 2003 due to earnings and the issuance of 1,213,592 shares of common stock for the acquisition of Larus.

Carmine T. Oliva, president and chief executive officer of EMRISE CORPORATION, commented, "We are pleased to report our ninth consecutive profitable quarter and another profitable year. In fact, 2004 was productive in terms of revenue expansion, building our core businesses in both the areas of communication products and defense and aerospace electronic components. In 2005 we believe we have reached approximately a $50 million annualized run rate by completing the acquisition of Pascall Electronics Ltd. This acquisition not only brings our anticipated 2005 revenue run rate to approximately $50 million it provides an ideal entree into the key U.S. civil aerospace market to complement our predominately military-based business, and should bolster our growth in 2005 and beyond. Based on current forecasts, we expect Pascall will contribute approximately $12 million in revenue with positive contributions to net income in 2005. Integration of Pascall with EMRISE's existing U.K. business, XCEL Power Systems in Ashford, will provide additional contribution through the use of in-house manufacturing facilities rather than external subcontractors for various critical components, and consolidation of administration functions, providing additional incremental savings."

                                     -more-

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2004 YEAR IN REVIEW:

EMRISE CORPORATION completed several key strategic initiatives during the year, including the acquisition of Larus Corporation and new business across the entire organization. Highlights include:

o In July 2004, the Company completed the acquisition of Larus and its wholly-owned engineering subsidiary, Vista Labs, Inc. Larus designed, manufactured and marketed its own proprietary communications products. Management expects the 12-month forward revenue contribution as of August 2004 from the business attributable to the Larus acquisition should exceed $7.0 million with positive contributions to net income.
o CXR Larus Corporation received orders in the fourth quarter totaling $2 million from one of the three regional bell operating companies for immediate delivery of telecommunications test instruments.
o XCEL Power Systems was selected as a strategic tier-one supplier by a world-leading printing technology company, Domino Printing Sciences PLC. The new business will provide significant additional non-military revenue for XCEL and is expected to exceed $1.6 million annually.
o CXR-Anderson Jacobson launched three new products during the year to complement its range of DSL products. The new products, CopperLan(C), SpeederLan(C) and MD4000(C), provide a full 4 port switch operating at up to 4.6Mbps, aggregation of up to 4 copper pairs to provide up to 13.8Mbps, covering the SDSL to VDSL and G-SHDSL, respectively. Shipments should exceed $500,000 over the next 12 months in the European market alone.
o In September 2004, EMRISE CORPORATION announced that it had initiated a $1 million facilities and capital equipment program. The program includes new capital equipment for its XET subsidiary's Digitran Division and XCEL Circuits Division, facilities upgrades and capital equipment for its XCEL Power Systems subsidiary, and facilities upgrades for its CXR Larus Corporation subsidiary.
o In October 2004, CXR Larus Corporation commenced shipments of satellite-based communication network timing products to Hitron Technologies Inc. (Hitron) in Taiwan. Hitron intends to introduce these products in the Peoples' Republic of China.

SUBSEQUENT TO THE END OF THE YEAR, HIGHLIGHTS INCLUDE:

o XCEL Corporation Limited (XCEL), a U.K.-based subsidiary of EMRISE, acquired all of the outstanding capital stock of Pascall Electronics Ltd (Pascall), a second-tier U.K.-based subsidiary of Intelek PLC (LSE:ITK), on March 18, 2005. The acquisition is expected to contribute $15 million in revenue over the 12 months following closing of the acquisition with positive contributions to net income.
o CXR Larus Corporation entered into a new agreement with Power and Telephone Supply Company, a major independent distributor of products serving the telecommunications and cable TV industries, to distribute all of CXR Larus Corporation's new network timing and other network access products as well as the full line of CXR-Anderson Jacobson network access products.
o The Company completed a common stock financing which resulted in gross proceeds of approximately $18 million (approximately $16.9 million on a net-cash basis).

                                     -more-

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"We are now building on the momentum from 2004 in the early part of 2005, setting the stage for another record year for the Company," Mr. Oliva continued. "We have taken significant steps to increase our efficiency including combining our domestic communications operations at our CXR Larus Corporation facility and consolidating our two U.K. based Xcel Power System Ltd. factories, resulting in approximate annual cost savings of $500,000. We are taking steps to reduce our administrative expenses. We are also looking to expand our ability to benefit from our increased scale and technical capacity, as we certify internally-produced products for use by other EMRISE subsidiaries. Finally, we are focused on cross-selling to our large installed customer base, driving revenues organically while pursuing additional accretive acquisitions to further augment growth. We are pleased with the progress we have made in the last year, and believe we have set the stage for a successful 2005."

TELECONFERENCE INFORMATION

To participate in today's conference call scheduled for 11:30 a.m. EST (8:30 a.m. PST), dial the following phone number 5 to 10 minutes prior to the scheduled conference: 877-407-9210. International callers should dial 201-689-8049. There is no pass code required for this call.

This conference call will also be broadcast live over the Internet and can be accessed at www.vcall.com. To listen to the live call, go to the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

For those unable to participate during the live broadcast, a replay will be available shortly after the call on the Vcall site for 90 days. Also, for 24 hours after the conference call, a replay will be available by dialing the toll-free number 877-660-6853 or, for international callers, dialing 201-612-7415. The conference ID number "145111" and account number "286" should be used to access the recording by phone.

ABOUT EMRISE CORPORATION

EMRISE CORPORATION is a multi-national manufacturer of defense and aerospace electronic components and subsystems and communications equipment. EMRISE's electronic components group, which includes XET Corporation and its international subsidiaries, provides custom power conversion and RF component and subsystem products, digital and rotary switches and subsystem assemblies to the North American, European and Asian electronic components market and are primarily used for defense, aerospace and industrial applications. EMRISE's communications group, consisting of CXR Larus Corporation and CXR-Anderson Jacobson, provides network access and transmission products, communications timing and synchronization products and communications test equipment to the North American, European and Asian communications market. Founded in 1983, EMRISE operates out of facilities in the United States, England, France and Japan. As of March 18, 2005, EMRISE had a total of 336 employees in its various subsidiaries and divisions. www.emrise.com

                                     -more-

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
--------------------------------------------------------------------------------
With the exception of historical information, the matters discussed in this press release, including, EMRISE's anticipation that its 2005 revenue run rate will approximate $50 million and that its results of operations in 2005 and beyond will be bolstered by positive contributions from business, including non-military business, acquired or resulting from the Pascall and Larus acquisitions as well as by the various products, arrangements, relationships and planned integration and sales and marketing activities described above, are forward-looking statements that involve a number of risks and uncertainties. The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, EMRISE's ability to identify and successfully negotiate, fund and integrate recent and future acquisitions and to improve operating efficiency and realize anticipated synergies, lowered costs and increased profitability due to the integration and growth of recently acquired or potentially acquirable businesses, the receipt and timing of contracts and orders from existing and potential customers for EMRISE's products and services, EMRISE's ability to fulfill backlog orders, market and economic conditions, changes in technology and governmental regulations and policies, competitive products and services, unforeseen technical issues, and those factors contained in the "Risk Factors" Section of the Company's latest Form 10-K and other public filings.

                                      # # #

                                  Tables follow

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
                       EMRISE CORPORATION AND SUBSIDIARIES
    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME


                                            Three months ended      Twelve months ended
                                                December 31,           December 31,
                                             2004        2003        2004         2003
                                           ---------   ---------   ---------   ---------
                                              (in thousands except per share amounts)

Net sales                                  $  9,768    $  6,597    $ 29,861    $ 25,519

Cost of sales                                 4,929       3,598      16,146      14,838
                                           ---------   ---------   ---------   ---------

Gross profit                                  4,839       2,999      13,715      10,684

Operating expenses:
     Selling, general and administrative      3,477       2,280      10,226       7,812
     Engineering and product development        488         254       1,521         951
                                           ---------   ---------   ---------   ---------

Income from operations                          874         465       1,968       1,921

Other income (expense)
     Interest expense                          (128)        (99)       (433)       (416)
     Other income (expense)                      58         (62)         (6)        (58)
                                           ---------   ---------   ---------   ---------

Income before income taxes                      804         304       1,529       1,447


Income tax expense (benefit)                    (79)         50          49         286
                                           ---------   ---------   ---------   ---------

Net income                                 $    883    $    254    $  1,480    $  1,161
                                           =========   =========   =========   =========

Earnings per share:
     Basic                                 $   0.04    $   0.01    $   0.06    $   0.05
                                           =========   =========   =========   =========
     Diluted                               $   0.03    $   0.01    $   0.06    $   0.05
                                           =========   =========   =========   =========

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                       EMRISE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                    December 31,    December 31,
                                                        2004           2003
                                                     ---------       ---------
Current assets:
     Cash and equivalents                            $  1,057        $  1,174
     Accounts receivable                                5,796           5,393
     Inventories                                        6,491           6,683
     Prepaid expenses and other                           769             555
                                                     ---------       ---------
Total current assets                                   14,113          13,805
                                                          909             322
Property, plant and equipment, net
Goodwill, net and other intangibles                     8,041           2,447
Other assets                                              623             595
                                                     ---------       ---------
                                                     $ 23,686        $ 17,169
                                                     =========       =========

Liabilities and stockholders' equity:
Current liabilities:
       Notes payable                                 $    878        $  2,882
       Current portion of long-term debt                1,412             316
       Accounts payable                                 3,398           1,637
        Income tax payable                                572             413
       Accrued expenses                                 3,014           2,861
                                                     ---------       ---------
Total current liabilities                               9,274           8,109
Long term debt, less current portion                    2,539             819
Other liabilities                                         964             325
                                                     ---------       ---------
Total liabilities                                      12,777           9,253

Stockholders' equity
      Preferred stock                                      --               4
      Common stock                                         82              77
      Additional paid in capital                       26,746          25,613
      Accumulated deficit                             (16,406)        (17,886)
      Accumulated other comprehensive income              487             108
                                                     ---------       ---------
Total stockholders' equity                             10,909           7,916
                                                     ---------       ---------

                                                     $ 23,686        $ 17,169
                                                     =========       =========

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